Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TEAM, INC. ANNOUNCES CFO, SUSAN BALL, WILL STEP DOWN
IN NOVEMBER 2021

Nationally recognized executive search firm has been retained

SUGAR LAND, TX, Oct. 6, 2021 – Team, Inc. (“TEAM”) (NYSE: TISI), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today announced that Susan Ball, Executive Vice President and Chief Financial Officer, has informed the company of her intention to step down, effective November 12, 2021 for personal reasons. Ms. Ball has committed to continue her current role over the next six weeks and agreed to then serve as a financial advisor and consultant to TEAM to support an orderly transition process, including the search for her replacement.

Ms. Ball joined TEAM in December 2018 as Executive Vice President and Chief Financial Officer. She played an important role as the company scaled up its OneTEAM program and was influential in helping TEAM overcome the many challenges caused by the COVID-19 pandemic. Her resignation is not a result of any disagreements with TEAM or the Board of Directors relating to the operations, policies or practices of TEAM or any issues regarding its accounting policies or practices. TEAM has commenced a formal search for a new Chief Financial Officer, retaining a national executive search firm to support the process.

Amerino Gatti, TEAM’s Chairman and Chief Executive Officer, said, “On behalf of the board of directors and the executive leadership team, I want to extend our sincerest gratitude to Susan for her many valuable contributions to the company, especially for her efforts during the pandemic. On a personal note, I would like to thank Susan for her leadership and partnership – and wish her and her family well in the future.”

Ms. Ball, said, “It has been a pleasure to serve as the CFO of TEAM and I am grateful for the opportunity to work alongside Amerino and as part of his executive leadership team. I look forward to supporting a smooth transition over the next few months and would like to thank TEAM’s employees, clients and stockholders for making my time at the company a great experience.”

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Contact:
Kevin Smith
Senior Director, Investor Relations
(281) 388-5551
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